EXHIBIT 23.2

W.T. Uniack & Co. CPA’s P.C.
Certified Public Accountants & Consultants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 1 to Registration Statement of K-Kitz, Inc. on Form S-1 of our report dated March 12, 2009 with respect to our audits of the financial statements of K-Kitz, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report appears in the Prospectus, which is part of this Amendment No. 1 to Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/	W.T. Uniack & Co. CPA’s P.C.
W.T. Uniack & Co. CPA’s P.C.

Alpharetta, Georgia
June 15, 2009